Exhibit 99.1

NEWS RELEASE

Gray Media Beats Guidance With Strong Third Quarter Financial Results

Atlanta, Georgia – November 7, 2025. . . Gray Media, Inc. (“Gray,” “Gray Media,” “we,” “us” or “our”) (NYSE: GTN) today announced its financial results for the quarter ended September 30, 2025. We are pleased to report that our total revenue, core advertising revenue, retransmission revenue, and political advertising revenue all were at or exceeded the high-end of our previously issued guidance ranges for the quarter. In addition, our expenses were below the low-end of our guidance ranges. The quarter also included the announcements of a historic station swap and three additional planned acquisitions of several leading television stations, as well as the multi-year renewal of our affiliation agreements with the FOX network. During the third quarter, we capitalized on strong market conditions by executing two separate debt market transactions that strengthened our balance sheet and extended our debt maturities thereby increasing our financial flexibility. We look forward to continuing to grow the company with improving operational and strategic initiatives bolstered by our successful execution of these and other achievements during the third quarter.

Summary of Third Quarter Results:

Operating Highlights:

●	Total revenue in the third quarter of 2025 of $749 million was at the high end of our previously issued guidance of $750 million.
●

Core advertising revenue in the third quarter of 2025 was $355 million, at the high end of our guidance and reflecting solid quarter-over-quarter performance considering the third quarter of 2024 included $16 million of core advertising revenue associated with the broadcast of the Summer Olympics.

●

Retransmission consent revenue in the third quarter of 2025 was $346 million, exceeding by $1 million our previously issued high side guidance of $345 million. The decline of Retransmission consent revenue less Network affiliation fees from the third quarter of 2025 compared to the prior year period was primarily attributable to the transition of WANF, in Atlanta, to an independent station.

●

Political advertising revenue in the third quarter of 2025 was $8 million, exceeding by $1 million our previously issued high side guidance of $7 million and reflective of the off-year of the two-year political advertising cycle.

●

Broadcast operating expenses (before depreciation, amortization, impairment and (gain) loss on disposal of assets) in the third quarter of 2025 of $542 million were significantly below our guidance range reflecting the ongoing realization of our 2024 cost actions and our continued focus on cost containment. Our network affiliation fees of $214 million were in line with our previously issued guidance of $213 million to $215 million.

●

On August 16, 2025, we transitioned WANF in Atlanta to an independent station from its former status as a CBS affiliate. WANF’s transition has met our expectations, and we look forward to continuing to expand our local news and other local content offerings, including live local sports programming.

●

Net loss attributable to common stockholders was $23 million in the third quarter of 2025, compared to net income attributable to common stockholders of $83 million in the third quarter of 2024, due primarily to the cyclical decrease in political advertising.

●	Adjusted EBITDA was $162 million in the third quarter of 2025.

Other Key Metrics:

●

Refinancing Activities. During the third quarter of 2025, we completed the following transactions that enhanced our liquidity, maturity profile and our first lien leverage level, providing increased financial flexibility:

o	We amended our Senior Credit Agreement to increase the availability under our Revolving Credit Facility by $50 million to $750 million and extended the term of those commitments to December 1, 2028.
o

We issued $900 million in aggregate principal amount of 9.625% Senior Secured Second Lien Notes due 2032. The proceeds of this issuance, together with $50 million from our Revolving Credit facility were used to: (i) redeem all of our outstanding 7.0% senior notes due 2027 at par; (ii) to repay $403 million of our 2024 Term Loan (due June 2029) under our Senior Credit Agreement; and (iii) pay transaction expenses incurred in connection with the offering.

4370 Peachtree Road, NE, Atlanta, GA 30319 | P 404.504.9828 F 404.261.9607 | www.graymedia.com

o

We issued $775 million in aggregate principal amount of 7.25% Senior Secured First Lien Notes due 2033. Proceeds were used to: (i) repay $630 million of our 2021 Term Loan (due December 2028); (ii) $80 million of our 2024 Term Loan (due June 2029), (iii) repay all $50 million then outstanding under our Revolving Credit Facility; and (iv) pay transaction fees and expenses incurred in connection with the offering.

o	These transactions addressed all material debt maturities and amortization payments until December 2028.
●

As of September 30, 2025, calculated as set forth in our Senior Credit Agreement, our First Lien Leverage Ratio, Secured Leverage Ratio and Leverage Ratio, each net of $182 million of cash, were 2.72 to 1.00, 3.66 to 1.00 and 5.77 to 1.00, respectively.

●

As of September 30, 2025, we had $742 million of borrowing availability under our $750 million Revolving Credit Facility (reflecting only certain outstanding, undrawn letters of credit) and our $400 million AR Facility was fully drawn.

●	Non-cash stock-based compensation was $5 million during each of the third quarters of 2025 and 2024.

Income Taxes

During the 2025 nine-month period, we made $39 million of federal and state income tax payments. We currently expect that we will not be required to make any material income tax payments for the remainder of 2025.

Pending Acquisitions and Divestitures

During the three months ended September 30, 2025, we entered into separate agreements involving television station acquisitions and divestitures with The E.W. Scripps Company (“Scripps”), Sagamore Hill Broadcasting, Inc. (“SGH”), Block Communications, Inc. (“BCI”) and Allen Media Group, Inc. (“AMG”). As a result, we expect to enter six new markets with the local news station that was ranked #1 in all-day ratings in the respective markets in 2024 according to Comscore. In addition, these transactions when closed will create 11 new full-power “duopolies” of stations affiliated with a “Big Four” network. In all of these markets, we expect to leverage our news, sales, and sports strategies for the benefit of the local communities and the public interest.

Each of these transactions also furthers our commitment to pursuing tuck-in and duopoly-creating transactions in a prudent manner. After completing all four transactions, we expect to add strong assets that will be cash flow accretive and therefore will contribute to our efforts to improve the company’s balance sheet.

The parties to these transactions are currently working to secure regulatory approvals, including certain waivers, and other customary approvals; however, we can provide no assurance that we will receive the necessary regulatory approvals, or that the transactions will close, on the timelines currently contemplated or at all. We expect to fund the closing of these acquisitions with cash on hand and/or borrowings under our Revolving Credit Facility. The stations to be acquired and divested under each agreement are as follows:

DMA	Market	Station to be Acquired	Station to be Divested

Scripps (Non-Cash Swap):

113	Lansing, MI	WSYM (FOX)
124	Lafayette, LA	KATC (ABC)
89	Colorado Springs, CO		KKTV (CBS)
186	Grand Junction, CO		KKCO (NBC)
188	Twin Falls, ID		KMVT (CBS)

SGH (Purchase Price of $2 million):

126	Columbus, GA	WLTZ (NBC)
140	Lubbock, TX	KJTV (FOX)

BCI (Purchase Price of $80 million):

48	Louisville, KY	WDRB (FOX), WBKI (CW)
90	Springfield MO - Champaign/Decatur, IL	WAND (NBC)
190	Lima, OH	WLIO (NBC)

AMG (Purchase Price of $171 million):

73	Huntsville, AL	WAAY (ABC)
92	Paducah, KY - Cape Girardeau, MO - Harrisburg, IL	WSIL (ABC)
109	Evansville, IN	WEVV (CBS/FOX)
108	Ft. Wayne, IN	WFFT (FOX)
127	Montgomery, AL	WCOV (FOX)
124	Lafayette, LA	KADN (FOX/NBC)
135	Columbus-Tupelo, MS	WTVA (ABC/NBC)
137	Rockford, IL	WREX (NBC)
160	Terre Haute, IN	WTHI (CBS/FOX)
189	West Lafayette, IN	WLFI (CBS)

Gray Media, Inc.
Earnings Release for the three and nine-month periods ended September 30, 2025	Page 2 of 10

Guidance for the Three Months and Twelve Months Ending December 31, 2025

Based on our current forecasts for the quarter ending December 31, 2025, we anticipate the following key financial results, as outlined below in approximate ranges and as compared to the quarter ended December 31, 2024, as well as certain currently anticipated full-year financial results. Our guidance reflects an expected decrease of retransmission consent revenue less network affiliation fees in the quarter ended December 31, 2025, compared to the prior year period, primarily attributable to the transition of WANF to an independent station. As always, guidance may change in the future based on several factors and therefore may not reflect actual results:

	Quarter Ending			Year Ending
		December 31, 2025		December 31, 2025
	December 31, 2024	(Guidance)		(Guidance)
	(Actual)	Low	High	Low	High
	(in millions)
Revenue (less agency commissions):
Core advertising	$380	$380	$390	$1,440	$1,450
Political	250	7	8	37	38
Retransmission consent	361	328	330	1,422	1,424
Other	17	15	16	64	65
Total broadcasting revenue	1,008	730	744	2,963	2,977
Production companies	37	37	38	107	108
Total revenue	$1,045	$767	$782	$3,070	$3,085

Operating expenses (excluding depreciation, amortization and loss on disposal of assets):
Broadcasting:
Station expenses	$366	$358	$362	$1,358	$1,362
Network affiliation fees	231	202	203	883	884
Non-cash stock-based compensation	1	-	-	1	1
Total broadcasting expense	$598	$560	$565	$2,242	$2,247

Production companies	$26	$33	$34	$95	$96

Corporate and administrative:
Corporate expenses	$20	$26	$29	$91	$94
Transaction related expenses	-	1	2	5	6
Non-cash stock-based compensation	4	3	4	19	20
Total corporate and administrative expense	$24	$30	$35	$115	$120

Year Ending
December 31,
2025
Estimated supplemental information (in millions):	(Guidance)
Interest expense, excluding amortization of deferred financing costs	$460
Amortization of deferred financing costs	$16
Preferred stock dividends	$52
Common stock dividends	$32
Total capital expenditures, excluding Assembly Atlanta	$70 to $75
Capital expenditures for Assembly Atlanta, net of anticipated reimbursements	$0
Income tax payments, net of refunds	$39

Gray Media, Inc.
Earnings Release for the three and nine-month periods ended September 30, 2025	Page 3 of 10

Selected Operating Data (Unaudited)

	Three Months Ended September 30,
			% Change		% Change
			2025 to		2025 to
	2025	2024	2024	2023	2023
	(dollars in millions)
Revenue (less agency commissions):
Core advertising	$355	$365	(3)%	$363	(2)%
Political	8	173	(95)%	26	(69)%
Retransmission consent	346	369	(6)%	378	(8)%
Other	15	17	(12)%	16	(6)%
Total broadcasting revenue	724	924	(22)%	783	(8)%
Production companies	25	26	(4)%	20	25%
Total revenue	$749	$950	(21)%	$803	(7)%

Operating expenses (1):
Broadcasting:
Station expenses	$328	$336	(2)%	$322	2%
Network affiliation fees	214	234	(9)%	234	(9)%
Non-cash stock-based compensation	-	1	(100)%	1	(100)%
Total broadcasting expense	$542	$571	(5)%	$557	(3)%

Production companies	$22	$22	0%	$18	22%

Corporate and administrative:
Corporate expenses	$20	$20	0%	$19	5%
Transaction Related Expenses	3	-	100%	-	100%
Non-cash stock-based compensation	5	4	25%	4	25%
Total corporate and administrative expense	$28	$24	17%	$23	22%

Net (loss) income	$(10)	$96	(110)%	$(40)	75%

Adjusted EBITDA	$162	$338	(52)%	$210	(23)%

	Nine Months Ended September 30,
			% Change		% Change
			2025 to		2025 to
	2025	2024	2024	2023	2023
	(dollars in millions)
Revenue (less agency commissions):
Core advertising	$1,060	$1,110	(5)%	$1,099	(4)%
Political	30	247	(88)%	46	(35)%
Retransmission consent	1,094	1,121	(2)%	1,167	(6)%
Other	49	53	(8)%	51	(4)%
Total broadcasting revenue	2,233	2,531	(12)%	2,363	(6)%
Production companies	70	68	3%	54	30%
Total revenue	$2,303	$2,599	(11)%	$2,417	(5)%

Operating expenses (1):
Broadcasting
Station expenses	$1,000	$1,014	(1)%	$955	5%
Network affiliation fees	681	701	(3)%	705	(3)%
Non-cash stock-based compensation	1	4	(75)%	4	(75)%
Total broadcasting expense	$1,682	$1,719	(2)%	$1,664	1%

Production companies	$62	$57	9%	$88	(30)%

Corporate and administrative:
Corporate expenses	$65	$67	(3)%	$68	(4)%
Transaction Related Expenses	4	-	100%	-	100%
Non-cash stock-based compensation	16	13	23%	11	45%
Total corporate and administrative expense	$85	$80	6%	$79	8%

Net (loss) income	$(75)	$206	(136)%	$(67)	(12)%

Adjusted EBITDA	$491	$760	(35)%	$600	(18)%

(1)	Excludes depreciation, amortization, impairment and (gain) loss on disposal of assets.

Gray Media, Inc.
Earnings Release for the three and nine-month periods ended September 30, 2025	Page 4 of 10

Detail Table of Operating Results (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2025	2024	2025	2024
	(in millions, except for per share information)
Revenue (less agency commissions):
Broadcasting	$724	$924	$2,233	$2,531
Production companies	25	26	70	68
Total revenue (less agency commissions)	749	950	2,303	2,599
Operating expenses before depreciation, amortization, impairment and (gain) loss on disposal of assets, net:
Broadcasting	542	571	1,682	1,719
Production companies	22	22	62	57
Corporate and administrative	28	24	85	80
Depreciation	33	36	99	108
Amortization of intangible assets	23	31	80	94
Impairment of intangible assets	-	-	28	-
(Gain) loss on disposal of assets, net	(1)	16	(9)	15
Operating expenses	647	700	2,027	2,073
Operating income	102	250	276	526
Other (expense) income:
Miscellaneous (expense) income, net	(3)	2	(2)	114
Interest expense	(120)	(130)	(355)	(363)
(Loss) gain from early extinguishment of debt	(7)	6	(6)	(1)
(Loss) income before income taxes	(28)	128	(87)	276
Income tax (benefit) expense	(18)	32	(12)	70
Net (loss) income	(10)	96	(75)	206
Preferred stock dividends	13	13	39	39
Net (loss) income attributable to common stockholders	$(23)	$83	$(114)	$167

Basic per share information:
Net (loss) income attributable to common stockholders	$(0.24)	$0.87	$(1.19)	$1.76
Weighted-average shares outstanding	97	95	96	95

Diluted per share information:
Net (loss) income attributable to common stockholders	$(0.24)	$0.86	$(1.19)	$1.74
Weighted-average shares outstanding	97	97	96	96

Gray Media, Inc.
Earnings Release for the three and nine-month periods ended September 30, 2025	Page 5 of 10

Other Financial Data (Unaudited)

	Nine Months Ended September 30,
	2025	2024
	(in millions)

Net cash provided by operating activities	$177	$383
Net cash (used in) provided by investing activities	(34)	10
Net cash used in financing activities	(96)	(345)
Net increase in cash	$47	$48

	As of
	September 30, 2025	December 31, 2024
	(in millions)

Cash	$182	$135
Long-term debt, including current portion, less deferred financing costs	$5,610	$5,621
Series A Perpetual Preferred Stock	$650	$650

Revolving Credit Facility:
Revolving Credit Facility commitment	$750	$680
Undrawn outstanding letters of credit	(8)	(6)
Borrowing availability under Revolving Credit Facility	$742	$674

The Company

We are a multimedia company headquartered in Atlanta, Georgia. We are the nation’s largest owner of top-rated local television stations and digital assets serving 113 television markets that collectively reach approximately 37 percent of US television households. The portfolio includes 78 markets with the top-rated television station and 99 markets with the first and/or second highest rated television station, as well as the largest Telemundo Affiliate group with 44 markets. We also own Gray Digital Media, a full-service digital agency offering national and local clients digital marketing strategies with the most advanced digital products and services. Our additional media properties include video production companies Raycom Sports, Tupelo Media Group, and PowerNation Studios, and studio production facilities Assembly Atlanta and Third Rail Studios.

Cautionary Statements for Purposes of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act

This press release contains certain forward-looking statements that are based largely on our current expectations and reflect various estimates and assumptions by us. These statements are statements other than those of historical fact and may be identified by words such as “estimates,” “expect,” “anticipate,” “will,” “implied,” “assume” and similar expressions. Forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results and achievements to differ materially from those expressed in such forward-looking statements. Such risks, trends and uncertainties, which in some instances are beyond our control, include: estimates of future revenue, future expenses, future capital expenditures, future income tax payments, completion of future transactions and other future events. We are subject to additional risks and uncertainties described in our quarterly and annual reports filed with the Securities and Exchange Commission from time to time, including in the “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections contained therein, which reports are made publicly available via our website, www.graymedia.com. Any forward-looking statements in this press release should be evaluated in light of these important risk factors. This press release reflects management’s views as of the date hereof. Except to the extent required by applicable law, Gray undertakes no obligation to update or revise any information contained in this press release beyond the published date, whether as a result of new information, future events or otherwise. Information about certain potential factors that could affect our business and financial results and cause actual results to differ materially from those expressed or implied in any forward-looking statements are included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in our Annual Report on Form 10-K for the year ended December 31, 2024, and may be contained in reports subsequently filed with the U.S. Securities and Exchange Commission and available at www.sec.gov.

Gray Media, Inc.
Earnings Release for the three and nine-month periods ended September 30, 2025	Page 6 of 10

Conference Call Information:

We will host a conference call and webcast to discuss its operating results for the quarter ended September 30, 2025, on Friday, November 7, 2025. The call will begin at 11:00 AM Eastern Time. The live dial-in number is 1 (800) 715-9871, conference ID 3663076. The call will be live and available for replay at www.graymedia.com. A replay of the conference call will be available at 1 (800) 770-2030, Passcode: 3663076 until December 5, 2025.

Gray Contacts

Web site: www.graymedia.com

Hilton H. Howell, Jr., Executive Chairman and Chief Executive Officer, (404) 266-5513

Pat LaPlatney, President and Co-Chief Executive Officer, (334) 206-1400

Jeffrey R. Gignac, Executive Vice President and Chief Financial Officer, (404) 504-9828

Kevin P. Latek, Executive Vice President, Chief Legal and Development Officer, (404) 266-8333

Gray Media, Inc.
Earnings Release for the three and nine-month periods ended September 30, 2025	Page 7 of 10

Non-GAAP Terms

In addition to results prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”), this earnings release discusses “Adjusted EBITDA” a non-GAAP performance measure that management uses to evaluate the performance of the business. Adjusted EBITDA is calculated as net income (loss), adjusted for income tax expense (benefit), interest expense, loss on extinguishment of debt, non-cash stock-based compensation costs, non-cash 401(k) expense, depreciation, amortization of intangible assets, impairment of goodwill and other intangible assets, impairment of investments, loss (gain) on asset disposals and certain other miscellaneous items. We consider Adjusted EBITDA to be an indicator of our operating performance.

In addition to results prepared in accordance with GAAP, “Leverage Ratio Denominator” is a metric that management uses to calculate our compliance with our financial covenants in our indebtedness agreements. This metric is calculated as specified in our Senior Credit Agreement and is a significant measure that represents the denominator of a formula used to calculate compliance with material financial covenants within the Senior Credit Agreement that govern our ability to incur indebtedness, incur liens, make investments and make restricted payments, among other limitations usual and customary for credit agreements of this type. Accordingly, management believes this metric is a very material metric to our debt and equity investors. Leverage Ratio Denominator gives effect to the revenue and broadcast expenses of all completed acquisitions and divestitures as if they had been acquired or divested, respectively, on October 1, 2023. It also gives effect to certain operating synergies expected from the acquisitions and related financings and adds back professional fees incurred in completing the acquisitions. Certain of the financial information related to the acquisitions, if applicable, has been derived from, and adjusted based on, unaudited, un-reviewed financial information prepared by other entities, which Gray cannot independently verify. We cannot assure you that such financial information would not be materially different if such information were audited or reviewed and no assurances can be provided as to the accuracy of such information, or that our actual results would not differ materially from this financial information if the acquisitions had been completed on the stated date. In addition, the presentation of Leverage Ratio Denominator as determined in the Senior Credit Agreement and the adjustments to such information, including expected synergies, if applicable, resulting from such transactions, may not comply with GAAP or the requirements for pro forma financial information under Regulation S-X under the Securities Act of 1933. Leverage Ratio Denominator, as determined in the Senior Credit Agreement, represents an average amount for the preceding eight quarters then ended.

We define Transaction Related Expenses as incremental expenses incurred specific to acquisitions and divestitures, including but not limited to legal and professional fees, severance and incentive compensation, and contract termination fees. We present certain line items from our selected operating data, net of Transaction Related Expenses, in order to present a more meaningful comparison between periods of our operating expenses and our results of operations.

Our “Adjusted Total Indebtedness”, “First Lien Adjusted Total Indebtedness” and “Secured Adjusted Total Indebtedness” in each case net of all cash, represents the amount of outstanding principal of our long-term debt, plus certain other obligations as defined in our Senior Credit Agreement for the applicable amount of indebtedness.

These non-GAAP terms are not defined in GAAP and our definitions may differ from, and therefore may not be comparable to, similarly titled measures used by other companies, thereby limiting their usefulness. Such terms are used by management in addition to, and in conjunction with, results presented in accordance with GAAP and should be considered as supplements to, and not as substitutes for, net income and cash flows reported in accordance with GAAP.

Gray Media, Inc.
Earnings Release for the three and nine-month periods ended September 30, 2025	Page 8 of 10

Reconciliation of Adjusted EBITDA (Unaudited):

	Three Months Ended
	September 30,
	2025	2024	2023
	(in millions)
Net (loss) income	$(10)	$96	$(40)
Adjustments to reconcile from net (loss) income to Adjusted EBITDA
Depreciation	33	36	36
Amortization of intangible assets	23	31	48
Impairment of goodwill and other intangible assets	-	-	43
Non-cash stock-based compensation	5	5	5
(Gain) loss on disposal of assets, net	(1)	16	(6)
Miscellaneous expense (income), net	3	(2)	10
Interest expense	120	130	111
Loss (gain) from early extinguishment of debt	7	(6)	-
Income tax (benefit) expense	(18)	32	3
Adjusted EBITDA	$162	$338	$210

Supplemental Information:
Pension expense (benefit)	$3	$-	$-
Contribution to pension plan	-	-	4
Amortization of deferred loan costs	4	4	3
Preferred stock dividends	13	13	13
Common stock dividends	8	8	8
Purchases of property and equipment (1)	19	23	33
Reimbursements of property and equipment purchases	-	-	-
Income taxes paid, net of refunds	-	45	19

(1)	Excludes $6 million, $17 million and $42 million related to the Assembly Atlanta project in 2025, 2024 and 2023, respectively.

	Nine Months Ended
	September 30,
	2025	2024	2023
	(in millions)
Net (loss) income	$(75)	$206	$(67)
Adjustments to reconcile from net (loss) income to Adjusted EBITDA
Depreciation	99	108	106
Amortization of intangible assets	80	94	147
Impairment of goodwill and other intangible assets	28	-	43
Non-cash stock-based compensation	17	17	14
(Gain) loss on disposal of assets, net	(9)	15	20
Miscellaneous expense (income), net	2	(114)	13
Interest expense	355	363	324
Loss (gain) from early extinguishment of debt	6	1	3
Income tax (benefit) expense	(12)	70	(3)
Adjusted EBITDA	$491	$760	$600

Supplemental Information:
Pension expense (benefit)	$3	$-	$(1)
Contribution to pension plan	-	-	4
Amortization of deferred loan costs	12	11	10
Preferred stock dividends	39	39	39
Common stock dividends	24	24	22
Purchases of property and equipment (2)	43	64	78
Reimbursements of property and equipment purchases (3)	-	-	-
Income taxes paid, net of refunds	39	130	43

(2)	Excludes $22 million, $39 million and $210 million related to the Assembly Atlanta project in 2025, 2024 and 2023, respectively.
(3)	Excludes $5 million, $6 million and $38 million related to the Assembly Atlanta project in 2025, 2024 and 2023, respectively.

Gray Media, Inc.
Earnings Release for the three and nine-month periods ended September 30, 2025	Page 9 of 10

Calculation of Leverage Ratio, First Lien Leverage Ratio and Secured Leverage Ratio, as each is defined in our Senior Credit Agreement (Unaudited):

Eight Quarters Ended
September 30, 2025
(in millions)
Net income	$290
Adjustments to reconcile from net income to Leverage Ratio
Denominator as defined in our Senior Credit Agreement:
Depreciation	282
Amortization of intangible assets	253
Non-cash stock-based compensation	45
Common stock contributed to 401(k) plan	10
Loss on disposal of assets, net	11
Gain on disposal of investment, not in the ordinary course	(110)
Interest expense	956
Gain on early extinguishment of debt	(28)
Income tax expense	102
Impairment of investment, goodwill and intangible assets	74
Amortization of program broadcast rights	56
Payments for program broadcast rights	(57)
Adjustments for unrestricted subsidiaries	22
Transaction Related Expenses	4
Other	(1)
Total eight quarters ended September 30, 2025	$1,909
Leverage Ratio Denominator (total eight quarters ended September 30, 2025, divided by 2)	$955

September 30, 2025
(dollars in millions)

Total outstanding principal secured by a first lien	$2,774
Cash	(182)
First Lien Adjusted Total Indebtedness	$2,592
First Lien Leverage Ratio (maximum permitted incurrence is 3.50 to 1.00) (1)	2.72

Total outstanding principal secured by a lien	$3,674
Cash	(182)
Secured Adjusted Total Indebtedness	$3,492
Secured Leverage Ratio (maximum permitted incurrence is 5.50 to 1.00) (2)	3.66

Total outstanding principal, including current portion	$5,685
Letters of credit outstanding	8
Cash	(182)
Adjusted Total Indebtedness	$5,511
Leverage Ratio (maximum permitted incurrence is 7.00 to 1.00)	5.77

(1)	At any time any amounts are outstanding under our revolving credit facility, our maximum First Lien Leverage Ratio cannot exceed 4.25 to 1.00.
(2)	For the 2032 Notes (2L) the maximum permitted SECOND LIEN incurrence is 4.5 to 1.00.

Gray Media, Inc.
Earnings Release for the three and nine-month periods ended September 30, 2025	Page 10 of 10